As filed with the Securities and Exchange Commission on December 20, 2019

Registration No. 333-217233

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

under

the Securities Act of 1933

Hess Midstream Operations LP

(Exact Name of Registrant as Specified in Its Charter)

Delaware	No. 36-4777695
(State or other jurisdiction of incorporation)	(IRS employer identification number)

1501 McKinney Street

Houston, Texas 77010

(713) 496-4200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

HESS MIDSTREAM PARTNERS LP 2017 LONG-TERM INCENTIVE PLAN

(Full title of plan)

Timothy B. Goodell

1501 McKinney Street

Houston, TX 77010

(713) 496-4200

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Thomas G. Brandt

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, Texas 77002

(713) 546-5400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

EXPLANATORY NOTE/DEREGISTRATION OF SECURITIES

Hess Midstream Operations (formerly known as Hess Midstream Partners LP), a Delaware limited partnership (the “Registrant”), is filing this post-effective amendment (this “Post-Effective Amendment”) to the Registration Statement on Form S-8 (File No. 333-217233), filed with the SEC on April 10, 2017 (the “Registration Statement”), registering 3,000,000 common units representing limited partner interests in the Registrant (each, a “Common Unit”) issuable under the Hess Midstream Partners LP 2017 Long-Term Incentive Plan, to deregister any and all Common Units registered but unsold or otherwise unissued under the Registration Statement as of the date hereof.

As discussed in the Registrant’s Current Report on Form 8-K filed on December 17, 2019 with the Securities and Exchange Commission, on December 16, 2019 (the “Closing Date”), the Registrant and Hess Midstream LP, a Delaware limited partnership (“New HESM”), completed the transactions (the “Restructuring”) contemplated by the Partnership Restructuring Agreement, dated October 3, 2019, by and among New HESM, Hess Midstream GP LP, a Delaware limited partnership and the general partner of New HESM (“New HESM GP LP”), Hess Midstream GP LLC, a Delaware limited liability company and the general partner of New HESM GP LP, Hess Midstream New Ventures II, LLC, a Delaware limited liability company (“Merger Sub”), the Registrant, Hess Midstream Partners GP LP, a Delaware limited partnership and the general partner of the Registrant (“Opco GP LP”), Hess Midstream Partners GP LLC, a Delaware limited liability company and the general partner of Opco GP LP, Hess Infrastructure Partners LP, a Delaware limited partnership (“HIP”), Hess Infrastructure Partners GP LLC, a Delaware limited liability company and the general partner of HIP (“HIP GP LLC”), and the other parties thereto. In connection with the Restructuring, on the Closing Date, the Registrant completed its merger with Merger Sub, with the Registrant surviving the merger as a subsidiary of New HESM (the “Merger”), pursuant to that certain Agreement and Plan of Merger, dated as of October 3, 2019 (the “Merger Agreement”), by and among New HESM, New HESM GP LP, Merger Sub, the Registrant, Opco GP LP and HIP GP LLC. This Post-Effective Amendment is being filed as a result of the Restructuring, including the Merger.

The Registrant, by filing this Post-Effective Amendment, hereby terminates the effectiveness of the Registration Statement and removes from registration any and all Common Units registered but unsold or otherwise unissued under the Registration Statement as of the date hereof. This filing is made in accordance with an undertaking made by the Registrant in Part II of each Registration Statement to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on December 20, 2019.

HESS MIDSTREAM OPERATIONS LP

	By:	Hess Midstream LP,
as delegate of Hess Midstream Partners GP LP, its general partner

	By:	Hess Midstream GP LP,
as general partner of Hess Midstream LP

	By:	Hess Midstream GP LLC,
as general partner of Hess Midstream GP LP

Date: December 20, 2019		By:	/s/ Jonathan C. Stein
		Name:	Jonathan C. Stein
		Title:	Chief Financial Officer